Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-265488 on Form S-3 and Registration Statement Nos. 333-267508 and 333-258797 on Form S-8 of our reports dated March 1, 2023, relating to the financial statements of Plug Power Inc. and its subsidiaries and the effectiveness of Plug Power Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Rochester, NY

March 1, 2023